===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             UNITY HOLDINGS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                             UNITY HOLDINGS, INC.
                       950 JOE FRANK HARRIS PARKWAY, SE
                          CARTERSVILLE, GEORGIA 30121


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



Dear Fellow Shareholder:

     We cordially invite you to attend the 2000 Annual Meeting of Shareholders of Unity Holdings, Inc., the holding company for Unity National Bank. At the meeting, we will report on our performance in 1999 and answer your questions. We look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

     This letter serves as your official notice that we will hold the meeting on May 24, 2000 at 3:00 p.m. at our office at 950 Joe Frank Harris Parkway, SE, Cartersville, Georgia 30121 for the following purposes:

        1.     To elect three members to the Board of Directors; and

        2. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

     Shareholders owning our common stock at the close of business on March 31, 2000 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the company's offices prior to the meeting.

     Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to our transfer agent, American Securities Transfer & Trust, Inc., as promptly as possible in the envelope provided.


                         By Order of the Board of Directors,

                         /s/ Michael L. McPherson
                         -----------------------------
                         Michael L. McPherson
                         President and Chief Executive Officer

April 28, 2000
Cartersville, Georgia

                             UNITY HOLDINGS, INC.
                       950 JOE FRANK HARRIS PARKWAY, SE
                          CARTERSVILLE, GEORGIA 30121


                     PROXY STATEMENT FOR ANNUAL MEETING OF
                    SHAREHOLDERS TO BE HELD ON MAY 24, 2000


     Our Board of Directors is soliciting proxies for the 2000 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

     VOTING INFORMATION

     The Board set March 31, 2000 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 839,211 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum.

     When you sign the proxy card, you appoint Michael L. McPherson and James D. Timmons as your representative at the meeting. Mr. McPherson and Mr. Timmons will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. McPherson and Mr. Timmons will vote your proxy for the election to the Board of Directors of all nominees listed below under "Election Of Directors". We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. McPherson and Mr. Timmons will vote your proxy on such matters in accordance with their judgment.

     You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

     We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 28, 2000.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members expire at each annual meeting. The current terms of the Class II directors will expire at the meeting. The terms of the Class III directors will expire at the 2001 Annual Shareholders Meeting. Our directors and their classes are:

Class I                      Class II           Class III

     Donald D. George        Sam R. McCleskey   Kenneth R. Bishop
     John S. Lewis           Stephen A. Taylor  Jerry W. Braden
     Michael L. McPherson    B. Don Temples

     Shareholders will elect three nominees as Class II directors at the meeting to serve a three-year term, expiring at the 2003 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the three nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

     The Board of Directors recommends that you elect Sam R. McCleskey, Stephen
A. Taylor, and B. Don Temples as Class II directors.

     If you submit a proxy but do not specify how you would like it to be voted, Mr. McPherson and Mr. Timmons will vote your proxy to elect Mr. McCleskey, Mr. Taylor, and Mr. Temples. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. McPherson and Mr. Timmons will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

     Set forth below is certain information about the nominees, each of whom has been a director of the company since its formation in 1997 and is also a director of Unity National Bank:

     Sam R. McCleskey, 59, was born in Woodstock, Georgia. In 1998 Mr. McCleskey retired from Lockheed Martin Corporation where he served as a supervisor in the tool and die area since 1979. He is also the owner of McCleskey Builders, Inc., a residential homebuilder.

     Stephen A. Taylor, 44, was born in Fairmount, Georgia. Mr. Taylor is the owner of Taylor Farm Supply, which has served Cartersville, Georgia for nearly 50 years. Mr. Taylor has attended Reinhardt College and Floyd College and is a supporter of both these institutions. He is a past member of the Purina Corporation Advisory Board. Mr. Taylor also coached several years in the Bartow County Recreation Department.

     B. Don Temples, 48, was born in Cartersville, Georgia. Mr. Temples received an Associate of Arts degree from Reinhardt College and a Bachelor of Business Administration degree from the University of Georgia. He is a licensed real estate broker and co-owner of Temple's Construction, a residential real estate development and construction company.

     Set forth below is also information about each of the company's other directors and each of its executive officers. Each of the following directors has been a director of the company since the company's formation in 1997. Each director is also a director of Unity National Bank.

     Kenneth R. Bishop, 36, was born in Jacksonville, Florida. He received a Bachelors Degree in Business Administration - Marketing from the University of Georgia. Mr. Bishop is the previous owner of Daddy Pam's Coffeehouse, which he opened in March 1997. Mr. Bishop is currently employed as a vice president of Southern Color & Chemical Co., Inc. He has been an active member and supporter of the Sam Jones Methodist Church for many years. In addition, he has been active in a number of local charities, both financially and in service.

     Jerry W. Braden, 55, was born in Rome, Georgia. He received a Bachelor of Science Degree and a Masters Degree in Agricultural Economics from the University of Georgia. He is the owner of a real estate management and development company styled The Braden Group. The Braden Group is a trade name used to develop real estate, to sell real estate, and to own and manage apartment complexes. He has owned and operated The Braden Group since 1981. Mr. Braden has been actively involved in many civic endeavors in Bartow County, including past chairman of the Market Analysis Research Committee for the Washington-based Council for Affordable and Rural Housing; member of the Board of Directors of the Bartow County Habitat for Humanity; member of the Board of Directors of Bartow County Home Builders Association; member of the Board of Trustees of the Sam Jones Historic Home and Museum; member of Board of Directors of the Cartersville-Bartow County Opera; and chairman of the Finance Committee of Trinity United Methodist Church.

     Donald D. George, 60, was born in Wardtown, Virginia. He attended several colleges including Virginia State University, ICBO Business School of Manhattan, and St. Francis of Xavier College of Labor Relations. Mr. George has been in the transportation industry for over 30 years. He owns and is the president of Universal Transportation Corporation, established in October 1997, which provides Medicaid and Medicare transportation. In 1990, Mr. George formed his own company, Free Enterprise of Atlanta, Inc. d/b/a George's Motor Coach, which provides trip and shuttle services through the Atlanta area as well as out-of-state charter trips. He was also President of the 223rd Street Block Association and Scoutmaster of Boy Scout Troop 676. Mr. George is a member of the Cobb County Chamber of Commerce, the City of Atlanta Chamber of Commerce, the Atlanta Business League, the City of Conyers Chamber of Commerce, and the Board of Directors of National Key Women of America.

     John S. Lewis, 56, was born in Cartersville, Georgia. He received a Bachelor of Business Administration from the University of Georgia. He received a LLB in Law from Mercer University. Mr. Lewis is in the property management business and manages jointly and independently owned income-producing real estate and farmland. He has been in the real estate sales and management business since 1986. He was a practicing attorney in Cartersville from 1970 to 1985.

     Michael L. McPherson, 50, was born in Cartersville, Georgia. He received a Bachelors Degree in Business Administration, cum laude, from Brenau College, Gainesville, Georgia. He graduated from several American Bankers association schools on credit and lending. He received the professional designation of Certified Lender-Business Banking (CLBB) from the Institute of Certified Bankers. He graduated from the Georgia Bankers School at the University of Georgia. Mr. McPherson has been a banker since 1977, when he began his career at Bartow County Bank, Cartersville, Georgia. He worked in all phases of banking from bookkeeping to senior vice president in charge of lending. He was employed by Bartow County Bank from 1977 to 1990. In 1990, Mr. McPherson moved to First Community Bank & Trust, Cartersville, Georgia as executive vice president and chief lending officer. He remained with First Community Bank & Trust until September 1997, at which time he resigned to lead the formation of Unity National Bank. Mr. McPherson is a past director of the Alumni Board of Governors of Reinhardt College; a past director of the Georgia Chapter of Bank Administration Institute; past president of the Young Bankers Section of Community Bankers Association; a past member of the Board of Directors of Bartow County Advocates for Children; a member of Center Baptist Church, Cartersville; and active in various local charitable and civic organizations.

                            Description of Business

General

     Unity Holdings, Inc. was incorporated in Georgia on October 8, 1997 as a bank holding company to own and control all of the capital stock of Unity National Bank. Organizing activities for the Company began during the summer of 1997, consisting primarily of preparation and filing of a registration statement for sale of the Company's stock, preparation and filing of the Bank's charter application, acquisition of physical facilities, and hiring of staff. On November 30, 1998, the Federal Deposit Insurance Corporation approved the Bank's application for deposit insurance, and on February 11, 1998, the Office of the Comptroller of the Currency approved the Bank's charter application. The Board of Governors of the Federal Reserve approved the Company to be a bank holding company on November 30, 1998. The Bank began operations as a national bank on November 30, 1998 at its main banking location in Cartersville, Georgia. On January 4, 1999, the Bank opened a branch office in Adairsville, Georgia.

Location and Service Area

     The Bank conducts a general commercial banking business in its service area, emphasizing the banking needs of small-to-medium sized businesses, professional concerns and individuals. The Bank operates from a main office in Cartersville, Georgia located at the corner of Joe Frank Harris Parkway and Market Place Boulevard, S.E. in Cartersville, Georgia and a branch office located at 7450 Adairsville Highway, NW, Adairsville, Georgia. The Bank expects to draw most of its customer deposits and conduct most of its lending transactions from within a primary service area of Bartow County, Georgia, with a secondary market, which includes the cities of Canton, Calhoun, and Rome.

     Bartow County is located in northwest Georgia, approximately 40 miles from the city of Atlanta. Bartow County had a population of 72,000 in July of 1998 and employed 41,000 of those residents. The county had a median effective buying income per household of $36,953 and includes the cities of Cartersville, Adairsville, Emerson, Kingston, Taylorsville, Rydal and White. Bartow County is generally rectangular in shape and the main office of the Bank is located in Cartersville, which is close to the southeast corner of the county. To the east and south of Cartersville is Lake Allatoona, which is a natural barrier to the remainder of that part of the county and to a portion of adjacent counties. The primary markets for the Bank include the cities of Cartersville and Adairsville, which are located in the northern and southern parts of Bartow County and provide access for residents of the entire county.

     According to data provided by the Georgia Department of Labor compiled in September 1999, there are 1,525 businesses in Bartow County subject to unemployment insurance laws, which is a substantial increase of nearly 300 businesses since 1995. Bartow County, like many small communities, has several small businesses that are not subject to unemployment insurance laws and are not reflected in this data. There are 119 manufacturing companies with 97 of these facilities being major manufacturers, 190 construction companies, 360 retail companies, 117 wholesale companies, 81 transportation and public utility companies, 418 service companies, 54 Federal, State and Local government offices, 38 Agriculture, Forestry, Fishing, and Mining and 135 Finance, Insurance and Real Estate Offices in Bartow County. Shaw Industries is the largest manufacturing company in Bartow County with 8 facilities actually within the county and over 2,100 employees.

Marketing Focus

     Most of the banks in the Bartow County area are now local branches of large regional banks. Although size gives the larger banks certain advantages in competing for business from large corporations, including higher lending limits and the ability to offer services in other areas of Georgia and the Bartow County area, the Company believes that there has been a void in the community banking market in the Bartow County area and believes that the Bank successfully fills this void. As a result, the Company generally does not attempt to compete for the banking relationships of large corporations, but concentrates its efforts on small- to medium-sized businesses and on individuals. The Bank advertises to emphasize the Company's local ownership, community bank nature, and ability to provide more personalized service than its competition.

Deposits

     The Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, commercial accounts, NOW accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to the Bank's principal market area at rates competitive to those offered in the Bartow County area. In addition, the Bank offers certain retirement account services, such as Individual Retirement Accounts (IRAs). The Bank solicits these accounts from individuals, businesses, associations and organizations, and governmental authorities.

Lending Activities

     General. The Bank emphasizes a range of lending services, including real estate, commercial and consumer loans, to individuals and small- to medium-sized businesses and professional concerns that are located in or conduct a substantial portion of their business in the Bank's market area.

     Real Estate Loans. One of the primary components of the Bank's loan portfolio is loans secured by first or second mortgages on real estate. These loans generally consist of commercial real estate loans, construction and development loans, and residential real estate loans (but exclude home equity loans, which are classified as consumer loans). Loan terms generally are limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, and will more likely be fixed in the case of shorter-term loans. The Bank will generally charge an origination fee. Management attempts to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, the Bank will typically require personal guarantees of the principal owners of the property backed with a review by the Bank of the personal financial statements of the principal owners. The principal economic risk associated with each category of anticipated loans, including real estate loans, is the creditworthiness of the Bank's borrowers. The risks associated with real estate loans vary with many economic factors, including employment levels and fluctuations in the value of real estate. The Bank competes for real estate loans with a number of bank competitors, which are well established in the Bartow County area. Most of these competitors have substantially greater resources and lending limits than the Bank. As a result, the Bank may have to charge lower interest rates to attract borrowers. See " --Competition" below. The Bank also originates loans for sale into the secondary market. The Bank intends to limit interest rate risk and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor's underwriting approval prior to originating the loan.

     Commercial Loans. The Bank makes loans for commercial purposes in various lines of businesses. Equipment loans are typically made for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment and with a loan-to-value ratio of 80% or less. Working capital loans typically have terms not exceeding one year and usually are secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and in other cases principal will typically be due at maturity. The principal economic risk associated with each category of anticipated loans, including commercial loans, is the creditworthiness of the Bank's borrowers. The risks associated with commercial loans vary with many economic factors, including the economy in the Bartow County area. The well-established banks in the Bartow County area will make proportionately more loans to medium- to large-sized businesses than the Bank. Many of the Bank's anticipated commercial loans will likely be made to small- to medium-sized businesses, which may be less able to withstand competitive, economic, and financial conditions than larger borrowers. Commercial loans are generally considered to have greater risk than first or second mortgages on real estate.

     Consumer Loans. The Bank makes a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit, and revolving lines of credit such as credit cards. These loans typically carry balances of less than $25,000 and, in the case of non-revolving loans, are amortized over a period not exceeding 60 months or are ninety-day term loans, in each case bearing interest at a fixed rate. The revolving loans typically bear interest at a fixed rate and require monthly payments of interest and a portion of the principal balance. The underwriting criteria for home equity loans and lines of credit generally is the same as applied by the Bank when making a first mortgage loan, as described above, and home equity lines of credit typically expire ten years or less after origination. As with the other categories of loans, the principal economic risk associated with consumer loans is the creditworthiness of the Bank's borrowers, and the principal competitors for consumer loans are the established banks in the Bartow County area. Consumer loans are generally considered to have greater risk than first or second mortgages on real estate.

     Loan Approval and Review. The Bank's loan approval policies provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request is considered and approved by an officer with a higher lending limit or the officers' loan committee. The officers' loan committee has lending limits, and any loan in excess of this lending limit is approved by the directors' loan committee. The Bank will not make any loans to any director, officer, or employee of the Bank unless the loan is approved by the board of directors of the Bank and is made on terms not more favorable to such person than would be available to a person not affiliated with the Bank. The Bank currently intends to adhere to Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") guidelines in its mortgage loan review process, but may choose to alter this policy in the future. The Bank does not currently sell its mortgage loans on the secondary market, but may choose to do so in the future.

     Lending Limits. The Bank's lending activities are subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to the Bank), in general the Bank is subject to a loan-to-one-borrower limit. These limits will increase or decrease as the Bank's capital increases or decreases. Unless the Bank is able to sell participations in its loans to other financial institutions, the Bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

Other Banking Services

     Other bank services include cash management services, safe deposit boxes, traveler's checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. The Bank is associated with a shared network of automated teller machines that may be used by Bank customers throughout Georgia and other regions. The Bank also offers MasterCard and VISA credit card services through a correspondent bank as an agent for the Bank. The Bank does not plan to exercise trust powers during its initial years of operation.

Competition

     The banking business is highly competitive. The Bank competes as a financial intermediary with other commercial banks, savings and loan associations, credit unions and money market mutual funds operating in Bartow County and elsewhere. There are currently eleven commercial banks operating in Bartow County, holding in excess of $500 million in deposits. There are also four credit unions in the county. A number of these competitors are well established in the Bartow County area. Most of them have substantially greater resources and lending limits and may have a lower cost of funds than the Bank. These banks offer certain services, such as extensive and established branch networks and trust services, which the Bank either does not expect to provide or does not currently provide. As a result of these competitive factors, the Bank may have to pay higher rates of interest in order to attract deposits.

Employees

     As of December 31, 1999, the Bank had 20 full-time employees and 2 part-time employees. The Company does not have any employees other than its officers, none whom will initially receive any remuneration for their services to the Company.

                     Management's Discussion and Analysis
               of Financial Condition and Results of Operations

The following is a discussion of the financial condition of Unity Holdings, Inc. ("UHI") and its bank subsidiary, Unity National Bank at December 31, 1999 and 1998 and the results of operations for the years then ended. The purpose of this discussion is to focus on information about UHI's financial condition and results of operations that are not otherwise apparent from the audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

Forward-Looking Statements

UHI may from time to time make written or oral forward-looking statements, including statements contained in UHI's filings with the Securities and Exchange Commission and its reports to stockholders. Statements made in the Annual Report, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. UHI's actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including governmental monetary and fiscal policies, deposit levels, loan demand, loan collateral values, securities portfolio values, interest rate risk management; the effects of competition in the banking business from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market funds and other financial institutions operating in UHI's market area and elsewhere, including institutions operating through the Internet, changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions, failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans and other factors. UHI cautions that such factors are not exclusive. UHI does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, UHI.

Overview

UHI's 1999 results were highlighted by significant loan and deposit growth in its first full year of operations and the near-completion of its 11,000 square foot main office banking facilities. UHI occupied the facilities in February of 2000. UHI's growth should allow for profitable operations and a recovery of its deficit accumulated during its preopening period and the first year of operations.

Financial Condition at December 31, 1999 and 1998

Following is a summary of UHI's balance sheets for the periods indicated:

                                            December 31,
                                         1999        1998
                                      (Dollars in Thousands)

Cash and due from banks                  $ 3,126     $   382
Interest-bearing deposits in banks           102           -
Federal funds sold                         4,440       5,840
Securities                                 6,413         210
Loans, net                                34,058       3,207
Premises and equipment                     3,254       1,403
Other assets                                 673          57
                                         -------     -------

                                         $52,066     $11,099
                                         =======     =======

Total deposits                           $44,312     $ 3,559
Other liabilities                            516          55
Stockholders' equity                       7,238       7,485
                                         -------     -------

                                         $52,066     $11,099
                                         =======     =======

Financial Condition at December 31, 1999 and 1998

As of December 31, 1999, UHI had total assets of $52.1 million, an increase of 369% since December 31, 1998. The completion of UHI's stock offering in 1998, which raised $8.1 million, has provided a strong capital base to support this growth. Total interest-earning assets were $45.5 million at December 31, 1999 or 87.48% of total assets as compared to 83.76% at December 31, 1998. UHI's primary interest-earning assets at December 31, 1999 were loans, which made up 75.94% of total interest-earning assets as compared to 34.93% at December 31, 1998. UHI's loan to deposit ratio was 78.06% as compared to 91.23% at December 31, 1998. Deposit growth of $40.7 million has been used primarily to fund loan growth of $31.3 million.

UHI's investment portfolio, consisting of U.S. Agency and equity securities, amounted to $6.4 million at December 31, 1999. Unrealized losses on securities amounted to $17,000 at December 31, 1999. Management has not specifically identified any securities for sale in future periods that, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale.

UHI has 76% of its loan portfolio collateralized by real estate located in UHI's primary market area of Bartow County and surrounding counties. UHI's real estate mortgage and construction portfolio consists of loans collateralized by one- to four-family residential properties (20%) and construction loans to build one- to four-family residential properties (34%), and nonresidential properties consisting primarily of small business commercial properties (46%). UHI generally requires that loans collateralized by real estate not exceed the collateral values by the following percentages for each type of real estate loan as follows.

       One- to four-family residential properties                            85%
       Construction loans on one- to four-family residential properties      80%
       Nonresidential property                                               80%

UHI's remaining 24% of its loan portfolio consists of commercial, consumer, and other loans. UHI requires collateral commensurate with the repayment ability and creditworthiness of the borrower.

The specific economic and credit risks associated with UHI's loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in UHI's market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in UHI's market area are stable with no indications of a significant downturn in the general economy.

UHI attempts to reduce these economic and credit risks not only by adherence to loan to value guidelines, but also by investigating the creditworthiness of the borrower and monitoring the borrower's financial position. Also, UHI establishes and periodically reviews its lending policies and procedures. Banking regulations limit exposure by prohibiting loan relationships that exceed 15% of the Bank's statutory capital.

Liquidity and Capital Resources

The purpose of liquidity management is to ensure that there are sufficient cash flows to satisfy demands for credit, deposit withdrawals, and other needs of UHI. Traditional sources of liquidity include asset maturities and growth in core deposits. A company may achieve its desired liquidity objectives from the management of assets and liabilities and through funds provided by operations. Funds invested in short-term marketable instruments and the continuous maturing of other earning assets are sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth, the maturity structure of liabilities, and accessibility to market sources of funds.

Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, being influenced by interest rates and general economic conditions and competition. UHI attempts to price its deposits to meet its asset/liability objectives consistent with local market conditions.

The liquidity and capital resources of UHI are monitored on a periodic basis by Federal regulatory authorities. As determined under guidelines established by those regulatory authorities and internal policy, UHI's liquidity was considered satisfactory.

At December 31, 1999, UHI had loan commitments outstanding of $2,697,000. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, the Bank has the ability on a short-term basis to borrow and purchase Federal funds from other financial institutions. At December 31, 1999, the Bank has arrangements with two commercial banks for short-term advances of $3,500,000.

At December 31, 1999, UHI's and the Bank's capital ratios were considered adequate based on regulatory minimum capital requirements. UHI's stockholders' equity decreased due to net losses of $234,000 and other comprehensive losses associated with its securities available-for-sale of $17,000. For regulatory purposes, the net unrealized losses on securities available-for-sale are excluded in the computation of the capital ratios.

In the future, the primary source of funds available to UHI will be the payment of dividends by its subsidiary Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank's regulatory agency. Currently, no dividends can be paid by the Bank to UHI without regulatory approval.

The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for UHI and the Bank as of December 31, 1999 are as follows:

                                                         Actual
                                           -----------------------------------
                                                                   Regulatory
                                            UHI          Bank     Requirements
                                           -----        ------    ------------
  Leverage capital ratio                   15.18%       15.10%       5.00%
  Risk-based capital ratios:
    Core capital                           19.98        19.86        6.00
    Total capital                          21.23        21.11       10.00

These ratios should decline as asset growth continues, but will still remain in excess of the regulatory minimum requirements.

At December 31, 1999, UHI had commitments for capital expenditures of approximately $1,800,000 to complete its branch banking facilities.

Management believes that its liquidity and capital resources are adequate and will meet its foreseeable short and long-term needs. Management anticipates that it will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, its other material commitments and liabilities.

Except for expected growth common to a de novo bank, management is not aware of any other known trends, events or uncertainties that will have or that are reasonably likely to have a material effect on its liquidity, capital resources or operations. Management is also not aware of any current recommendations by the regulatory authorities, which, if they were implemented, would have such an effect.

                             Effects of Inflation
                             --------------------

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. UHI, through its asset-liability committee, attempts to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of UHI's interest rate sensitive assets and liabilities, see the "Asset/Liability Management" section.


Results of Operations For The Years Ended December 31, 1999 and December 31,
1998

Following is a summary of UHI's operations for the years indicated.


                                              Years Ended
                               December 31, 1999        December 31, 1998
                                     (Dollars in Thousands)
Interest income                      $   2,768                $    213

Interest expense                           950                      51

Net interest income                      1,818                     162

Provision for loan losses                  484                      40

Other income                               280                      23

Other expenses                           1,848                     702

Pretax loss                               (234)                   (557)

Income taxes                                 -                       -

Net loss                                  (234)                   (557)

UHI commenced its operations on November 30, 1998. Prior to the commencement, UHI was engaged in activities involving the formation of UHI, selling its common stock, and obtaining necessary approvals. UHI incurred operating losses totaling $405,000 during its organizational period ($39,000 in 1997 and $366,000 in 1998). UHI incurred total organizational and stock issue costs of $445,000, of which $307,000 has been recorded as a reduction in capital surplus and $138,000 expensed upon adoption of SOP 98-5. Through the end of 1998, UHI incurred additional operating losses of $191,000.

Operations during 1997 and through November of 1998 consisted primarily of UHI's organizers engaging in organizational and preopening activities necessary to obtain regulatory approvals and to prepare to commence business as a bank. Therefore, operational comparisons between 1997 and 1998 would not be meaningful and are not presented.

Net Interest Income
-------------------

UHI's results of operations are determined by its ability to effectively manage interest income and expense, to minimize loan and investment losses, to generate non-interest income, and to control operating expenses. Since interest rates are determined by market forces and economic conditions beyond the control of UHI, UHI's ability to generate net interest income is dependent upon its ability to obtain an adequate net interest spread between the rate paid on interest-bearing liabilities and the rate earned on interest-earning assets.

The net yield on average interest-earning assets was 6.42% in 1999 as compared to 4.88% in 1998. Average loans increased by $21.4 million, which accounted for the majority of a $27.6 million increase in total average interest-earning assets. Average interest-bearing liabilities increased by $20.3 million with average interest-bearing demand and time deposits accounting for the vast majority of this increase. The rate earned on average interest-earning assets increased to 9.77% in 1999 from 5.55% in 1998. The rate paid on average interest-bearing liabilities was 4.63% in 1999 and 3.21% in 1998.

The net yield on average interest-earning assets during UHI's operational period from November 30, 1998 to December 31, 1998 was 4.88%. Average loans were $101,000, average securities were $19,000, and average Federal funds sold were $624,000. Average interest-bearing liabilities were $155,000. The rate earned on average interest-earning assets was 5.55%. The rate paid on average interest-bearing liabilities was 3.21%.

Provision for Loan Losses
-------------------------

The provision for loan losses was $484,000 and $40,000 in 1999 and 1998, respectively. The amounts provided were due primarily to the growth of the portfolio. Based upon management's evaluation of the loan portfolio, management believes the reserve for loan losses to be adequate to absorb possible losses on existing loans that may become uncollectible. This evaluation considers past due and classified loans, underlying collateral values, and current economic conditions which may affect the borrower's ability to repay. As of December 31, 1999, UHI has nonperforming loans of $11,000 as compared to none as of December 31, 1998. The allowance for loan losses as a percentage of total loans was 1.50% and 1.23% at December 31, 1999 and 1998, respectively.

Other Income
------------

Other income consists of service charges on deposit accounts, mortgage loan origination fees, and other miscellaneous revenues and fees. Other income was $280,000 in 1999 as compared to $23,000 in 1998. The increases are due to the Bank being open for an entire year versus only one month in 1998.

Other Expense
-------------

Other expense for 1999 consists of salaries and employee benefits ($1,019,000), equipment and occupancy expenses ($253,000), and other operating expenses ($576,000). The increases over 1998 ($729,000 for salaries and employee benefits, $206,000 for equipment and occupancy, and $211,000 for other operating expenses) are due primarily to the Bank being open for an entire year versus only one month in 1998 and the growth of the Bank.

Income Tax
----------

UHI had no income tax expense due to pre-tax operating losses of $234,000 and $557,000 in 1999 and 1998, respectively.

Asset/Liability Management
--------------------------

It is UHI's objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits of all categories made by local individuals, partnerships, and corporations.

UHI's asset/liability mix is monitored on a regular basis with a report reflecting the interest rate-sensitive assets and interest rate-sensitive liabilities being prepared and presented to the Board of Directors of the Bank on a monthly basis. The objective of this policy is to monitor interest rate-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If UHI's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, UHI also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps and floors"), which limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect UHI's liquidity position. UHI currently prices deposits in response to market rates and it is management's intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect UHI's liquidity position.

At December 31, 1999, UHI's cumulative one-year interest rate-sensitivity gap ratio was 77%. UHI's targeted ratio is 80% to 120% in this time horizon. This indicates that UHI's interest-bearing liabilities will reprice during this period at a rate faster than UHI's interest-earning assets. UHI is slightly outside its targeted parameters. Net interest income should not be significantly affected by changes in interest rates. It is also noted that over 80% of UHI's certificates of deposit greater than $100,000 mature within the one-year time horizon. It is management's belief that as long as UHI pays the prevailing market rate on these type deposits, UHI's liquidity, while not assured, will not be negatively affected.

The following table sets forth the distribution of the repricing of UHI's interest-earning assets and interest-bearing liabilities as of December 31, 1999, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of UHI's customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.



                                            After     After
                                            Three      One
                                           Months    Year but
                                 Within     but       Within   After
                                  Three    Within     Five     Five
                                 Months   One Year    Years    Years    Total
                                            (Dollars in Thousands)
Interest-earning assets:
  Interest-bearing
     deposits in banks           $   102  $     --   $    --  $   --  $   102
  Federal funds sold               4,440        --        --      --    4,440
  Securities                         436        --     3,989   1,988    6,413
  Loans                           16,167     3,818    14,585       8   34,578
                                 -------  --------   -------  ------  -------

                                  21,145     3,818    18,574   1,996   45,533
                                 -------  --------   -------  ------  -------

Interest-bearing liabilities:
  Interest-bearing demand
     deposits                      9,471        --        --      --    9,471
  Savings                            462        --        --      --      462
  Certificates, less than
     $100,000                      2,104    11,646     5,456      --   19,206
  Certificates, $100,000
     and over                      1,654     6,929     1,761      --   10,344
                                 -------  --------   -------  ------  -------

                                  13,691    18,575     7,217      --   39,483
                                 -------  --------   -------  ------  -------

Interest rate sensitivity
  gap                            $ 7,454  $(14,757)  $11,357  $1,996  $ 6,050
                                 =======  ========   =======  ======  =======
Cumulative interest rate
  sensitivity gap                $ 7,454  $ (7,303)  $ 4,054  $6,050
                                 =======  ========   =======  ======
Interest rate sensitivity
  gap ratio                         1.54      0.21      2.57      --
                                 =======  ========   =======  ======
Cumulative interest rate
  sensitivity gap ratio             1.54      0.77      1.10    1.15
                                 =======  ========   =======  ======

Year 2000 Disclosures
---------------------

Based on a review of UHI's business since January 1, 2000, UHI has not experienced any material effects of the Year 2000 problem. Although UHI has not been informed of any material risks associated with the Year 2000 problem from third parties, there can be no assurance that UHI will not be impacted in the future. UHI will continuously monitor its business applications and maintain contact with its third party vendors and key business partners to resolve any Year 2000 problems that may arise in the future. The costs incurred by UHI to address Year 2000 issues were approximately $10,000.

              SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to: the distribution of assets, liabilities and stockholders' equity of UHI, the interest rates experienced by UHI; the investment portfolio of UHI; the loan portfolio of UHI, including types of loans, maturities, and sensitivities of loans to changes in interest rates and information on nonperforming loans; summary of the loan loss experience and reserves for loan losses of UHI; types of deposits of UHI and the return on equity and assets for UHI.

                   DISTRIBUTION OF ASSETS, LIABILITIES, AND
                             STOCKHOLDERS' EQUITY:
                   INTEREST RATES AND INTEREST DIFFERENTIALS

Average Balances

The condensed average balance sheet for the period indicated is presented below.
(1)


                                                          From November 30, 1998
                                                           Date of Commencement
                                          Year Ended         of Operations to
                                      December 31, 1999       December 31, 1998
                                                (Dollars in Thousands)
           ASSETS

Cash and due from banks                    $     1,514                $    20
Interest-bearing deposits in banks                  30                      -
Taxable securities                               1,445                     19
Securities valuation account                        (1)                     -
Federal funds sold                               5,310                    624
Loans (2)                                       21,547                    101
Allowance for loan losses (3)                     (281)                     -
Other assets                                     2,335                    124
                                               -------                   ----
                                           $    31,899                $   888
                                               =======                   ====

Total interest-earning assets              $    28,332                $   744
                                               =======                   ====

 LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
 Noninterest-bearing demand                $     3,934                $    43
 Interest-bearing demand                         6,352                     99
 Savings                                           466                      5
 Time                                           13,677                     51
                                               -------                   ----
  Total deposits                           $    24,429                $   198

 Other liabilities                                 201                     46
                                               -------                   ----
  Total liabilities                             24,630                    244
                                               -------                   ----
 Stockholders' equity                            7,269                    644
                                               -------                   ----
                                           $    31,899                $   888
                                               =======                   ====

 Total interest-bearing liabilities        $    20,495                $   155
                                               =======                   ====

(1) For 1999, average balances were determined using the daily average balances during the year for each category. For 1998, average balances were determined using the daily average balances during the period from November 30, 1998, date of commencement of operations, to December 31, 1998, for each category.

(2) Nonaccrual loans included in average loans were $1,000 in 1999. There was no nonaccrual loans included in average loans in 1998.

(3)    The average allowance for loan losses was less than $1,000 in 1998.

  Interest Income and Interest Expense

The following tables set forth the amount of UHI's interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets. For 1998, these rates do not include the time period prior to the commencement of its banking operations.

                                                                  Years Ended December 31,
                                                              1999                        1998
                                                                    Average                     Average
                                                     Interest        Rate        Interest        Rate
                                                                   (Dollars in Thousands)
  INTEREST INCOME:
     Interest and fees on loans (1)                  $  2,411         11.19%     $     14         13.74%
     Interest on taxable securities                        85          5.90             -             -
     Interest on Federal funds sold                       271          5.09            27          4.39
     Interest on deposits in banks                          1          3.79             -             -
     Interest earned during the period prior
      to commencement of banking operations                 -             -           172             -
                                                       ------                       -----
     Total interest income                           $  2,768          9.77      $    213          5.55
                                                       ------                       -----

  INTEREST EXPENSE:
     Interest on interest-bearing
      demand deposits                                $    173          2.71      $      2          2.31
     Interest on savings deposits (2)                       9          1.96             -          2.13
     Interest on time deposits                            768          5.62             3          5.09
     Interest incurred during the period prior
      to commencement of banking operations                 -             -            46             -
                                                       ------                       -----
     Total interest expense                          $    950          4.63      $     51          3.21
                                                       ------                       -----

  NET INTEREST INCOME                                $  1,818                    $    162
                                                       ======                       =====

     Net interest spread                                               5.14%                       2.34%
                                                                      =====                       =====
     Net yield on average interest-earning assets                      6.42%                       4.88%
                                                                      =====                       =====

(1) Interest and fees on loans includes $359,000 and $2,000 of loan fee income for the years ended December 31, 1999 and 1998, respectively. There was no interest income recognized on nonaccrual loans during 1999 or 1998.

(2)  Interest expense on savings deposits was less than $200 in 1998.

Rate and Volume Analysis

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected UHI's interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately on a consistent basis to the change due to volume and the change due to rate.

                                                              Year Ended December 31,
                                                                  1999 vs. 1998
                                                                                 Changes Due To:
                                                                                    Increase
                                                         Rate          Volume      (Decrease)
                                                                               (Dollars in Thousands)
  Increase (decrease) in:
     Income from interest-earning assets:
     Interest and fees on loans                     $      (3)    $    2,400     $     2,397
     Interest on taxable securities                         -             85              85
     Interest on Federal funds sold                         5            239             244
     Interest on deposits in banks                          -              1               1
                                                         ----         ------          ------
          Total interest income                             2          2,725           2,727
                                                         ----         ------          ------

     Expense from interest-bearing liabilities:
     Interest on interest-bearing
          demand deposits                                   -            171             171
     Interest on savings deposits                           -              9               9
     Interest on time deposits                              -            765             765
                                                         ----         ------          ------
          Total interest expense                            -            945             945
                                                         ----         ------          ------

          Net interest income                       $       2     $    1,780     $     1,782
                                                         ====         ======          ======

Interest income earned of $172,000 and interest expense incurred of $46,000 prior to the commencement of banking operations in 1998 have been excluded from the above table.

                             INVESTMENT PORTFOLIO

Types of Investments

The carrying amounts of securities at the dates indicated, which are all classified as available-for-sale, are summarized as follows:


                                                        December 31,
                                                 1999                 1998
                                                   (Dollars in Thousands)

U.S. Government agencies                     $     5,977            $       -
Equity securities                                    436                  210
                                                  ------            ---------
                                             $     6,413            $     210
                                                  ======            =========


Maturities

The amounts of securities in each category as of December 31, 1999 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, (3) after five years through ten years and (4) after ten years. Equity securities are not included in the table because they have no contractual maturity.



                                                                After one year               After five years
                               One year or less               through five years            through ten years
                            Amount      Yield (1)          Amount       Yield (1)        Amount        Yield (1)

U.S. Government agencies    $    -           -%            $    3,989        6.95%       $    1,988         7.04%
                                ==============                  =====        ====             =====         ====

                               After ten years                   Total
                            Amount      Yield (1)          Amount       Yield (1)
U.S. Government agencies    $    -           -%            $    5,977        6.98%
                                ==============                  =====        ====

(1) Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the carrying value of each security in that range.

                                 LOAN PORTFOLIO

Types of Loans

The amount of loans outstanding at the indicated dates is shown in the following table according to the type of loan.

                                                      December 31,
                                                 1999              1998
                                                 (Dollars in Thousands)
Commercial                                   $      3,609      $          -
Real estate-construction                            9,012               452
Real estate-mortgage                               17,170             2,008
Consumer installment loans and other                4,787               787
                                                  -------            ------
                                                   34,578             3,247
Less allowance for loan losses                       (520)              (40)
                                                  -------            ------
           Net loans                         $     34,058      $      3,207
                                                  =======            ======



Maturities and Sensitivities of Loans to Changes in Interest Rates

Total loans as of December 31, 1999 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, and (3) after five years.

                                                    (Dollars in Thousands)
Commercial
One year or less                                           $     2,289
After one year through five years                                1,320
After five years                                                     -
                                                               -------
                                                                 3,609
                                                               -------
Construction
One year or less                                                 9,012
After one year through five years                                    -
After five years                                                     -
                                                               -------
                                                                 9,012
                                                               -------
Other
One year or less                                                 6,868
After one year through five years                               11,858
After five years                                                 3,231
                                                               -------
                                                                21,957
                                                               -------
                                                           $    34,578
                                                               =======

The following table summarizes loans at December 31, 1999 with the due dates after one year that have predetermined and floating or adjustable interest rates.

(Dollars in Thousands)

Predetermined interest rates                               $     9,647
Floating or adjustable interest rates                            6,762
                                                                ------
                                                           $    16,409
                                                                ======

Risk Elements

Information with respect to nonaccrual, past due, and restructured loans at December 31, 1999 and 1998 is as follows:


                                                          December 31,
                                                     1999              1998
                                                    (Dollars in Thousands)
Nonaccrual loans                                 $        11         $       0
Loans contractually past due ninety
 days or more as to interest or
 principal payments and still accruing                     0                 0
Restructured loans                                         0                 0
Loans, now current about which there are
 serious doubts as to the ability of the
 borrower to comply with loan repayment terms              0                 0
Interest income that would have been recorded
 on nonaccrual and restructured loans under
 original terms                                            0                 0
Interest income that was recorded on
 nonaccrual and restructured loans                         0                 0

It is the policy of the Bank to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is accorded such interest when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection.

Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

                        SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes average loan balances for the year determined using the daily average balances during the period of banking operations; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the allowance which have been charged to operating expense; and the ratio of net charge-offs during the period to average loans.

                                                      Years Ended December 31,
                                                         1999         1998
                                                       (Dollars in Thousands)
Average amount of loans outstanding                   $21,547        $ 101
                                                      =======        =====

Balance of allowance for loan losses
 at beginning of period                               $    40        $   -
                                                      -------        -----

Loans charged off, installment loans                        4            -
                                                      -------        -----

Loans recovered                                             -            -
                                                      -------        -----

Net charge-offs                                             4            -
                                                      -------        -----

Additions to allowance charged to operating
 expense during period                                    484           40
                                                      -------        -----

Balance of allowance for loan losses
 at end of period                                     $   520        $  40
                                                      =======        =====

Ratio of net loans charged off during the
period to average loans outstanding                       .02%           -%
                                                      =======        =====

Allowance for Loan Losses

The allowance for loan losses is maintained at a level that is deemed appropriate by management to adequately cover all known and inherent risks in the loan portfolio. Management's evaluation of the loan portfolio includes a periodic review of loan loss experience, current economic conditions which may affect the borrower's ability to pay and the underlying collateral value of the loans.

As of December 31, 1999 and 1998, management had made no allocations of its allowance for loan losses to specific categories of loans. Based on management's best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

                                        December 31, 1999                        December 31, 1998
                                              Percent of loans in                      Percent of loans in
                                                 each category                           each category
                                  Amount        to total loans           Amount            to total loans
                                                       (Dollars in Thousands)
Commercial                        $   104            10.44%              $     -                      -%
Real estate construction loans        156            26.06                     7                  13.89
Real estate mortgage loans            208            49.66                    25                  61.93
Consumer installment
 loans and other                       52            13.84                     8                  24.18
                                  -------           ------               -------                 ------
                                  $   520           100.00%              $    40                 100.00%
                                  =======           ======               =======                 ======

                                    DEPOSITS

Average amount of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits, and time deposits, for the period of banking operations is presented below.(1)

                                                      Periods Ended December 31,
                                                1999                             1998
                                       Amount           Percent         Amount          Percent
                                                        (Dollars in Thousands)

Noninterest-bearing demand deposits    $  3,934             -- %        $    43              -- %
Interest-bearing demand deposits          6,352            2.71              99             2.31
Savings deposits                            466            1.96               5             2.13
Time deposits                            13,677            5.62              51             5.09
                                        -------                          ------
                                       $ 24,429                         $   198
                                        =======                          ======

(1) For 1999, average balances were determined using the daily average balances during the year. For 1998, average balances were determined using the daily average balances during the year for the period from November 30, 1998, date of commencement of operations, to December 31, 1998.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 1999 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months, and (4) over twelve months.

(Dollars in Thousands)
     Three months or less                                    $ 1,418
     Over three months through six months                      1,975
     Over six months through twelve months                     5,190
     Over twelve months                                        1,761
                                                             -------
     Total                                                   $10,344
                                                             =======

                   RETURN ON ASSETS AND STOCKHOLDERS' EQUITY

The following rate of return information for the year indicated is presented below.

                                          Years Ended December 31,
                                           1999              1998
Return on assets (1)                       (.74)%            (5.58)%
Return on equity (2)                      (3.23)             (7.56)
Dividend payout ratio (3)                     -                  -
Equity to assets ratio (4)                22.79              73.81

(1)  Net loss divided by average total assets.
(2)  Net loss divided by average equity.
(3)  Dividends declared per share of common stock divided by net loss per share.
(4)  Average common equity divided by average total assets.

           Market For Common Equity And Related Stockholder Matters

   (a) The Company completed its initial public offering on October 22, 1998. In the offering, the Company sold a total of 839,211 shares at $10.00 per share. There has been virtually no market for the Company's common stock since completion of the offering, and the Company does not anticipate a market to develop in the near future. As of December 31, 1999, there were approximately 1186 shareholders of record.

          All outstanding shares of Common Stock of the Company are entitled to share equally in dividends from funds legally available therefore, when, as and if declared by the Board of Directors. The Company does not plan to declare any dividends in the immediate future.

   (b) The following table reflects the high and low trades of shares of the Company for each quarterly period during the last year based on such limited available information.

          Year                        High Selling Price  Low Selling Price
          --------------------------  ------------------  -----------------
          1999
          First Quarter               10.00               10.00
          Second Quarter              10.00               10.00
          Third Quarter               11.00               10.00
          Fourth Quarter              11.00               10.00

          The Company has not paid dividends since its inception. As discussed in Item 1 above, the Bank's ability to pay dividends is subject to numerous statutory conditions. Thus, to the extent the source of dividends to be paid by the Company is dividends from the Bank, the Company may continue not to pay dividends in the near future.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

          The following table shows the cash compensation paid by the Company or Unity National Bank to its Chief Executive Officer and President for the years ended December 31, 1998 and 1999. No other executive officers of the Company or Unity National Bank earned total annual compensation, including salary and bonus, in excess of $100,000 in 1999.



                          SUMMARY COMPENSATION TABLE

                                                                                        SECURITIES
                                                  OTHER ANNUAL           RESTRICTED     UNDERLYING         LTIP     ALL OTHER
NAME AND POSITION          YEAR    SALARY    BONUS      COMPENSATION(1)  STOCK AWARDS   OPTIONS/SARS(#)    PAYOUTS  COMPENSATION

MICHAEL L. McPHERSON       1999    110,00    8,249      ----                   ----           22,392(1)      ----        ----
President and CEO
                           1998    92,185   16,134      ----                   ----           ----           ----        ----

          ______________________________________________________________________

          /1/ Executive officers of the Company also received indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits received in the fiscal year by each named executive officer did not exceed 10% of the executive's annual salary and bonus.

          /2/ In recognition for the financial risks they undertook in connection with the formation of the Bank, each organizer of the Bank, who are also the initial directors, received warrants to purchase 17,500 additional shares of common stock, or an aggregate of 140,00 shares. Mr. McPherson, President and Chief Executive Officer of the Bank and also Director of the Company, received warrants to purchase 17,500 additional shares of common stock exercisable at $10.00 per share, expiring on November 30, 2008. In addition, Mr. McPherson was granted 24,460 stock options on March 16, 1999 under the Company's Incentive Stock Option Plan. These options have a five-year vesting term with 20% to vest upon each of the first five anniversaries of the opening of the bank (November 30, 1998). The options are exercisable at $10.00 per share and have an exercisable period of ten years. Thus, on November 30, 1999, 4892 shares of Mr. McPherson's stock options become exercisable at $10.00 per share, expiring on November 30, 2008.

------------------------------------------------------------------------------------------------------------
                           OPTION/SAR GRANTS IN LAST FISCAL YEAR
------------------------------------------------------------------------------------------------------------
Name               # of Securities         % of Total Options/SARs      Exercise or     Expiration Date
                   Underlying Option/      Granted to Employees         Base Price
                   SAR Grants              in Fiscal Year               $/Share
------------------------------------------------------------------------------------------------------------
CEO-Michael        17,500                  82.65%                       $10.00          --November 30, 2008
McPherson           4,892
                   ------
                   22,392

------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                                   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                          AND FISCAL YEAR-END OPTION/SAR VALUES
--------------------------------------------------------------------------------------------------------------------------------
Name                     Shares Acquired   Value Realized     Number of Securities Underlying       Value of Unexercised
                         on Exercise (#)   (#)                Unexercised Options/SARS at FY-End    in-the-money
                                                              (Exercisable Unexercisable)           options/SARs at FY-End
                                                              Base Price $/Share                    (Exercisable/Unexercisable)
--------------------------------------------------------------------------------------------------------------------------------
CEO-Michael McPherson
                         -                 -                          22,392/0                         22,392/0/(1)/
--------------------------------------------------------------------------------------------------------------------------------

     No stock options were exercised by the listed individuals and there were no outstanding SARs during fiscal year 1999.

     The Company does not have any Long Term Incentive Plans in effect.

     /1/ Dollar values have been calculated by determining the difference between the estimated fair market value of the Company's common stock on March 6, 2000 ($11.00) and the exercise prices of the options ($10.00).

Employment Agreements

     The Company has entered into an employment agreement with Mr. McPherson for a five-year term pursuant to which Mr. McPherson serves as the President and Chief Executive Officer of the Company and Unity National Bank. Mr. McPherson receives an annual salary of $110,000, plus his yearly medical insurance premium. Mr. McPherson is also eligible to participate in any management incentive program of the bank or any long-term equity incentive program and is eligible for grants of stock options and other awards thereunder. Additionally, Mr. McPherson participates in the Bank's retirement, welfare and other benefit programs and is entitled to a life insurance policy and an accident liability policy and reimbursement for automobile expenses, club dues, and travel and business expenses. Following termination of his employment with the Bank and for a period of twelve months thereafter, Mr. McPherson may not (i) be employed in the banking business as a director, officer at the vice-president level or higher, or organizer or promoter of, or provide executive management services to, any financial institution within a ten-mile radius of the Bank's offices,
(ii) solicit major customers of the Bank for the purpose of providing financial services, or (iii) solicit employees of the Bank for employment.

Director Compensation

     Neither the company nor Unity National Bank paid directors' fees in 1999. However, in recognition for the financial risks they undertook in connection with the formation of the bank, each organizer of the bank, who are also the initial directors, received warrants to purchase 17,500 additional shares of common stock, or an aggregate of 140,000 shares. The warrants are exercisable at $10 per share, have a term of 10 years, and become exercisable on November 30, 1999, which was the first anniversary of the date the bank opened.

         Security Ownership of Certain Beneficial Owners and Management

General

     The following table shows how much common stock in the Company is owned by the directors, certain executive officers, and owners of more than 5% of the outstanding common stock, as of December 31, 1999. The information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, each of the shareholders has sole voting and vestment power with respect to the shares beneficially owned. Percentage ownership is calculated based on its outstanding shares.

                                               Number of Shares    Percentage of Beneficial
     Name                                          Owned (1)              Ownership*
     ---------------------------------------  -------------------  -------------------------
          Kenneth R. Bishop                      35,000(2)                   3.57%
          Jerry W. Braden                        37,500(2)                   3.83%
          Donald D. George                       35,000(2)                   3.57%
          John S. Lewis                          35,000(2)                   3.57%
          Sam R. McCleskey                       35,300(2)                   3.60%
          Michael L. McPherson                   36,037(2)                   3.68%
          Stephen A. Taylor                      36,500(2)                   3.73%
          B. Don Temples                         35,000(2)                   3.57%

          Executive officers and directors      285,337                     29.12%
          as a group (8 persons)

_________________________________

* Information relating to beneficial ownership of Common Stock is based upon "beneficial ownership" concepts set forth in rules of the SEC under Section 13(d) of the Act. Under such rule, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty
(60) days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

(1)    Includes shares for which the named person:
a.        has sole voting and investment power,
b.        has shared voting and investment power with a spouse, or
c.        holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.
(2) Included in the above listed number of shares, each Director of the Company owns warrants to purchase 17,500 shares of common stock exercisable at $10.00 per share, having a term of 10 years. These warrants became exercisable on November 30, 1999.

       Meetings and Committees of the Board of Directors

     During the year ended December 31, 1999, the Board of Directors of the company held 5 meetings and the Board of Directors of Unity National Bank held 12 meetings. All of the directors of the company and Unity National Bank attended at least 80% of the aggregate of such board meetings and the meetings of each committee on which they served.

       The audit committee met quarterly in 1999. The audit committee has the responsibility of reviewing the company's financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the Board of Directors.

     The full Board of Directors, rather than a separate committee, is responsible for establishing the compensation plans for the company. Its duties include the development with management of all benefit plans for employees of the company, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans.

     The company does not have a nominating committee or a committee serving a similar function.

                Certain Relationships and Related Transactions

Interests of Management and Others in Certain Transactions

     The company and Unity National Bank have banking and other transactions in the ordinary course of business with directors and officers of the company and Unity National Bank and their affiliates. It is the company's policy that these transactions are on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. The company does not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to the company or Unity National Bank. Loans to individual directors and officers must also comply with Unity National Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. The company intends for all of its transactions with its affiliates to be on terms no less favorable to the company than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

     Legal Proceedings

     During the previous five years, no director or executive officer was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of any director or executive officer. A "legal proceeding" includes: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive prior to that time; (b) any conviction in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment, or decree of any court of competent jurisdiction, or any Federal or State authority permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of commodities business, securities or banking activities; and (d) any finding by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission of a violation of a federal or state securities or commodities law (such finding having not been reversed, suspended or vacated).

     Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company under Rule 16a-3(d) during 1997 and Form 5 and amendments thereto furnished to the Company during 1999, no person who, at any time during 1999, was a director, officer or beneficial owner of more than 10% of any class of equity securities of the Company failed to file on a timely basis any reports required by Section 16(a) during the 1999 fiscal year or previously.

                             Independent Auditors

     The company has selected the firm of Mauldin & Jenkins, LLC to serve as the independent auditors to the company for the year ending December 31, 1999. The Company does not expect a representative from this firm to attend the annual meeting. There have been no changes in or disagreements with Mauldin & Jenkins, LLC on accounting and financial disclaimer in 1999.

     Shareholder Proposals for the 2001 Annual Meeting of Shareholders

     If shareholders wish a proposal to be included in the company's proxy statement and form of proxy relating to the 2001 annual meeting, they must deliver a written copy of their proposal to the principal executive offices of the company no later than December 17, 2000. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with the company's bylaws relating to shareholder proposals in order to be included in the company's proxy materials. Any proposals submitted by a shareholder outside the processes of Rule 14a-8 under the Exchange Act for presentation at the Company's next annual meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 if received by the Company less than 30 days prior to the date of such meeting, or, if notice of the meeting is given in a lesser period of time, more than 10 days after the date of such notice.


April 28, 2000

                      PROXY SOLICITED FOR ANNUAL MEETING
                               OF SHAREHOLDERS OF
                              UNITY HOLDINGS, INC.
                           to be held on May 24, 2000


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints Michael L. McPherson and James
D. Timmons, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Unity Holdings, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at 950 Joe Frank Harris Parkway, SE, Cartersville, GA 30121, on May 24, 2000 at 3:00 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: (i) "FOR" Proposal No. 1 to elect the three identified Class II directors to serve on the Board of Directors each for three-year terms.

1. PROPOSAL to elect the three identified Class II directors to serve for three-year terms.

        Sam R. McCleskey       Stephen A. Taylor          B. Don Temples

     [_] FOR all nominees listed                 [_] WITHHOLD AUTHORITY
         (except as marked to the contrary)          to vote for all nominees

INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below.


________________________________________________________________________________


          Dated:  ___________________________ , 2000

          ______________________________________
          Signature of Shareholder

          ______________________________________
          Please print name

          ______________________________________
          Signature of Shareholder

          ______________________________________
          Please print name

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.